EXHIBIT 11.1

                          COMMUNITY CAPITAL CORPORATION
                 Statement of Computation of Per Share Earnings

                                                                  Year Ended December 31,
                                                           ----------------------------------
Primary and Fully Diluted Earnings Per Share                   1994         1995         1996
--------------------------------------------               --------   ----------   ----------
Net income .............................................   $584,856   $  533,868   $  705,820
Add: Interest income from assumed purchase of government
  securities,  net of tax ..............................     55,866       52,666       27,629
                                                           --------   ----------   ----------
Adjusted net income for fully diluted shares ...........   $640,722   $  586,534   $  733,449
                                                           ========   ==========   ==========

Weighted average number of common shares outstanding(2)     624,087      929,561    1,218,031
Dilutive stock equivalents (1) (2) .....................    180,735      140,574      138,595
                                                           --------   ----------   ----------
       Total common stock and equivalents ..............    804,822    1,070,135    1,356,626
                                                           ========   ==========   ==========

Primary and fully diluted net income per share .........       0.80         0.55         0.54

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(1) Computed using the treasury stock method.

(2) Restated for the effects of the 5% stock dividend in May 1996.